                                                                    EXHIBIT 10.3


Confidential treatment requested under 5 U.S.C. Section 552(b)(4) that provides an exemption from public disclosure of confidential financial information.
* indicates omitted material that is the subject of a confidential treatment request that is filed separately with the Commission.


                          WEB SITE DEVELOPMENT, SERVICE
                                       AND
                            REVENUE SHARING AGREEMENT


THIS WEB SITE DEVELOPMENT, SERVICE AND REVENUE SHARING AGREEMENT (the "Agreement"), is entered as of April 1, 1999, by and between 1st NET TECHNOLOGIES, INC., a Colorado corporation ("1st NET"), and NO FEAR, INC., a California corporation ("NO FEAR").

                               BACKGROUND RECITALS

A. 1st NET is in the business of providing electronic commerce ("e-commerce") consultation and implementation services to businesses desiring to market products or information over the Internet.

B. 1st NET's services range from the original conceptual planning of e-commerce solutions for its customers through the design, development, testing, and ongoing commercial operation of its customer's e-commerce operations using the resources of the Internet and a custom World Wide Web site tailored to a customer's e-commerce needs.

C. NO FEAR desires to contract with 1st NET to design, develop and install a Web Site for NO FEAR, and to provide the following services that are required to make the Web Site developed by 1st NET for NO FEAR operational for the duration of this Agreement:

        (1) Host and maintain the Web Site developed by 1st NET for NO FEAR;

        (2) Maintain the Code and ongoing technical operation of the NO FEAR Web Site;

        (3) Update the Content and information contained on the NO FEAR Web Site from time to time as required to reflect changing NO FEAR Web Products, prices and terms of sales;

        (4) Maintain a current inventory status on the NO FEAR Web Site to reduce the chance of orders being placed for out of stock NO FEAR Web Products;

        (5) Accept on-line electronic orders from Purchasers for NO FEAR Web Products placed through the NO FEAR Web Site;

        (6) Provide purchaser and NO FEAR Web Product order fulfillment information to NO FEAR as it is received through the NO FEAR Web Site;

        (7) Notify Purchasers when NO FEAR Web Products are shipped and process electronic payments for merchandise purchased through the NO FEAR Web Site on behalf of NO FEAR;

        (8) Arrange for the electronic transmission of net order proceeds to NO FEAR; and

        (9) Forward comments and service requests from Purchasers and other Web Site users to NO FEAR for action and response.

D. NO FEAR commits to support the NO FEAR Web Site and its e-commerce presence on the Internet during the term of this Agreement by:

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        (1) Making certain styles of NO FEAR's brand name products as NO FEAR
Web Products available for purchase through the Web Site;

        (2) Advertising and promoting the NO FEAR Web Products offered on the NO FEAR Web Site and the availability of the NO FEAR Web Products for direct purchase over the Internet at the NO FEAR Web Site in NO FEAR's print, electronic and other advertising;

        (3) Providing 1st NET with such information regarding the NO FEAR Web Products, pricing and terms of sale as 1st NET requires to maintain the Web Site on an ongoing basis;

        (4) Providing 1st NET with ongoing NO FEAR Web Product inventory information so that NO FEAR Web Products which are not available can be removed from the NO FEAR Web Site or the anticipated availability dates can be posted on the NO FEAR Web Site;

        (5) Filling orders for NO FEAR Web Products promptly when they are in inventory;

        (6) Providing 1st NET with ongoing status information on all pending orders to enable 1st NET to provide the order status information to Purchasers who have placed orders for NO FEAR Web Products through the NO FEAR Web Site;

        (7) Promptly notifying 1st NET after NO FEAR Web Products are shipped by NO FEAR, so 1st NET can notify the Purchaser and conclude the processing of Purchaser's payment; and

        (8) Providing Purchaser support services and facilities to handle comments and service requests by Purchasers, NO FEAR Web Products returns, and Purchaser refunds.

E. This Agreement sets forth the terms and conditions applicable to the range of services to be provided by each party and each party's obligations to the other.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other valuable consideration, the parties agree as follows:

1.0     DEFINITIONS.

        1.1 "CGI" means a "Common Gateway Interface" that is a standard for running external programs under a WWW HTTP server. External programs are known as "gateways" because they provide an interface between an external source of information and the server.

        1.2 "Code" means a set of instructions (in human readable or binary form or both) conforming to a specified protocol that will cause a specified computer to function in the manner intended by the programmer. Code may include HTML, CGI, Java applets, Active X, VRML, C++, as well as graphics and sound files.

        1.3 "Content" means the NO FEAR Web Product descriptions, pricing, terms, conditions and other information provided by NO FEAR.

        1.4 "Deliverables" means all of the Code and other materials developed or modified by 1st NET for the NO FEAR Web Site pursuant to this Agreement, but does not include any third-party software or other materials unless they are specifically identified for inclusion as part of the Deliverables.



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        1.5 "1st NET Products" means the products or merchandise of 1st NET or any affiliates of 1st NET which are approved by NO FEAR for sale using the resources provided by the NO FEAR Web Site, as provided in Section 5.1 hereof.

        1.6 "1st NET Net Sales" means the gross price at which the 1st NET Products are sold through the NO FEAR Web Site or a NO FEAR Web Browser, less the following items of expense to the extent to which they are paid or allowed and included in the gross price, trade or quantity discounts, credits or refunds for returned or rejected 1st NET Products, handling and/or delivery charges, and sales taxes, use taxes or turnover taxes on the sales price of the 1st NET Products.

        1.7 "1st NET Subcontractor" means any third party subcontractor hired by or otherwise working through 1st NET.

        1.8 "Home Page" means the top level or initial Web Page in a collection of linked Web Pages making up a Web Site.

        1.9 "Host" or "Hosting" means to place and provide access to a Web Site on a Web Server in such a manner that it can be viewed by third parties over the Internet.

        1.10 "Initial Period" shall mean the period commencing on the Start Date and ending on the last day of the twelfth (12th) month after the month which includes the Start Date.

        1.11 "Internet" means the world-wide network of networks of computers, which provides electronic mail and WWW access in addition to other specialized communication services.

        1.12 "NO FEAR Net Sales" means the gross price at which the NO FEAR Web Products are sold through the NO FEAR Web Site, less the following items of expense to the extent to which they are paid or allowed and included in the gross price: trade or quantity discounts, credits or refunds for returned or rejected NO FEAR Web Products, handling and/or delivery charges, and sales taxes, use taxes or turnover taxes on the sales price of the NO FEAR Web Products.

        1.13 "NO FEAR Web Browser" means a Web Browser custom designed by 1st NET to incorporate the NO FEAR trademark and various extreme sports themes.

        1.14 "NO FEAR Web Product(s)" means those certain styles of NO FEAR's products which are made available by NO FEAR for purchase and sale through the NO FEAR Web Site.

        1.15 "NO FEAR Web Site" means the Web Site designed, developed and installed by 1st NET for NO FEAR pursuant to this Agreement and accepted by NO FEAR.

        1.16 "Purchaser(s)" means the individuals or entities placing orders for NO FEAR Web Products through the facilities provided by the NO FEAR Web Site.

        1.17 "Start Date" means the date that the NO FEAR Web Site is accessible to Internet users and is fully operational as provided in the Section 2.4 hereof.

        1.18 "3P Advertising" means the advertising of third parties which are approved by NO FEAR for display on the NO FEAR Web Site, as provided in Section
5.1 hereof.

        1.19 "URL" means a Uniform Resource Locator and is an address recognized by the Internet at which a Web Server, Web Page or other information may be found.



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

        1.20 "Web Browser" means the software designed to allow interactive access to the WWW (and in some cases to other Internet resources as well), including, but not limited to, Netscape Navigator and Microsoft Internet Explorer.

        1.21 "Web Page" means the Code that permits a document, image or other data to be accessible over the Internet using a Web Browser.

        1.22 "Web Server" means a computer or computers on which one or more Web Sites are located and made accessible to Internet users.

        1.23 "Web Site" means a series of interconnected Web Pages that are seamlessly interrelated to each other and are under common control.

        1.24 "WWW" means all of the URL's that are accessible to a typical computer user with unrestricted access to the Internet and a standard Web Browser.

2.0     DESIGN, DEVELOPMENT AND INSTALLATION OF NO FEAR WEB SITE.

        2.1 Initial Meetings. Representatives of 1st NET and NO FEAR shall meet as often as reasonably necessary for 1st NET to understand NO FEAR's business, marketing processes and objectives with respect to the NO FEAR Web Site and e-commerce, and to develop a realistic time table for design, development and installation of the NO FEAR Web Site.

        2.2 Agreement on Use of 1st NET Subcontractors and 1st NET Identification on the NO FEAR Web Site. By no later than April 30, 1999, 1st NET and NO FEAR shall agree upon (i) whether any 1st NET Subcontractors will be retained by 1st NET to design, develop and/or operate the NO FEAR Web Site, (ii) if 1st NET Subcontractors are to be retained by 1st NET, the specific 1st NET Subcontractors to be retained by 1st NET, and (iii) the manner and extent to which 1st NET will be permitted to identify itself on the NO FEAR Web Site as the developer and host of the NO FEAR Web Site. If 1st NET and NO FEAR are unable to agree upon whether 1st NET Subcontractors are to be retained, the specific 1st NET Subcontractors to be retained, or the manner and extent to which 1st NET will be permitted to identify itself on the NO FEAR Web Site, by April 30, 1999, then either party shall have the right to immediately terminate this Agreement by giving written notice to the other party that it elects to terminate the Agreement pursuant to this Section 2.2.

        2.3 Design and Development of the NO FEAR Web Site. Based upon 1st NET's understanding of NO FEAR's business, marketing processes and e-commerce objectives, 1st NET shall, at is sole expense, directly and/or through 1st NET Subcontractors, design and develop the NO FEAR Web Site which will reasonably implement NO FEAR's Web Site and e-commerce objectives. Representatives of 1st NET and NO FEAR will keep in regular contact with each other during the design and development process in order to ensure that the NO FEAR Web Site will be consistent with NO FEAR's Web Site and e-commerce objectives.

        2.4 Testing of Web Site. As soon as possible after 1st NET develops the NO FEAR Web Site, the NO FEAR Web Site, including its constituent Web Pages and e-commerce functionality, will be made available for testing. NO FEAR, together with 1st NET, shall examine and test the NO FEAR Web Site, its constituent Web Pages and e-commerce functionality. 1st NET shall assist NO FEAR with any tests to be performed on the NO FEAR Web Site to confirm that the NO FEAR Web Site reasonably meets NO FEAR's Web Site and e-commerce objectives.



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

        2.5 Installation of the NO FEAR Web Site and Transfer of Rights. Once the NO FEAR Web Site has been accepted by NO FEAR, 1st NET shall, at is sole expense, install the NO FEAR Web Site on the Host Web Server agreed upon by NO FEAR, and the NO FEAR Web Site will be accessible to Internet users at the URL agreed upon by NO FEAR. In order to avoid any misunderstanding or confusion, the parties agree the acceptance of the NO FEAR Web Site by NO FEAR shall be in writing, and the Start Date shall be agreed upon between NO FEAR and 1st NET in writing. On the start Date, to the extent provided in Section 6.3 hereof, NO FEAR will become the owner of all of 1st NET's interest in the NO FEAR Web Site and its constituent Web Pages, including the Internet marketing plan and e-commerce plan developed by 1st NET for NO FEAR.

        2.6 Consideration. Except as provided in Section 4.1 hereof, NO FEAR shall have no obligation to pay any compensation or other consideration to 1st NET for its services in designing, developing, installing and hosting the NO FEAR Web Site, or for the transfer and assignment of 1st NET's interest in the NO FEAR Web Site to NO FEAR.

3.0 HOSTING AND NO FEAR WEB SITE MAINTENANCE SERVICES TO BE PROVIDED BY 1ST NET. 1st NET will provide the following hosting and Web Site maintenance services to NO FEAR for the duration of this Agreement.

        3.1 Hosting the NO FEAR Web Site. 1st NET will Host and maintain the NO FEAR Web Site developed by 1st NET for NO FEAR.

               3.1.1 The NO FEAR Web Site may be placed on 1st NET's own Web Server(s), or 1st NET may arrange to have the NO FEAR Web Site co-hosted on one or more third party Web Servers depending on the level of traffic on the NO FEAR Web Site, the changing options available for connecting to the Internet, and other technical considerations, subject to approval by NO FEAR.

               3.1.2 The Web Server(s) will initially provide an Internet connection for the NO FEAR Web Site with a bandwidth that is approved by NO FEAR. The bandwidth of the Internet connection may be adjusted from time to time as reasonably determined by 1st NET to adequately handle the level of traffic on the NO FEAR Web Site and maintain a reasonable average server response time to Purchasers viewing the NO FEAR Web Site over the Internet.

               3.1.3 1st NET will use its reasonable best efforts to minimize the amount of time that the NO FEAR Web Site is offline and unavailable to potential Purchasers. However, NO FEAR understands the Web Servers will go offline from time to time for maintenance, and that they are subject to service disruptions by power, telecommunications and equipment providers.

        3.2. Maintain Underlying Code. 1st NET will maintain the Code and ongoing technical functionality of the NO FEAR Web Site.

               3.2.1 1st NET will correct any malfunctions that develop or are discovered in the Code underlying the NO FEAR Web Site that prevent the NO FEAR Web Site from providing NO FEAR Web Product information to potential Purchasers, accepting orders for NO FEAR Web Products, providing order fulfillment information to NO FEAR, communicating order status information to Purchasers, charging Purchaser credit cards and remitting net order proceeds to NO FEAR in a smooth and orderly fashion.

               3.2.2 1st NET will update and improve the code underlying the NO FEAR Web Site from time to time to improve its performance and take advantage of new technical functionality that becomes available.



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

        3.3 UPDATED CONTENT. 1st NET will receive new and modified information regarding the NO FEAR Web Products, pricing changes, terms and conditions of sale, and other information provided by NO FEAR in certain defined formats and use that information to update the Content of the NO FEAR Web Site from time to time.

               3.3.1 NO FEAR will provide NO FEAR Web Product and other Content information intended for the NO FEAR Web Site in Flat ASCII database format or such other format as mutually agreed upon. Text files will be provided in Microsoft Word rich text format or in such other format as mutually agreed upon, and graphic images will be provided in Graphics Interchange Format ("GIF") or in JPEG format. All such digital data shall be delivered electronically in accordance with 1st NET's data transmission procedures in effect from time to time.

               3.3.2 1st NET may edit, reformat, crop, compress or otherwise modify NO FEAR image data in order to reduce file sizes as necessary to speed data transmission to Purchasers.

               3.3.3 New and revised NO FEAR Content will be posted to a password protected proof NO FEAR Web Site each time the Content is modified by 1st NET, and NO FEAR will be notified by e-mail that the proof NO FEAR Web Site has been updated. NO FEAR will promptly review the proof NO FEAR Web Site and verify that the Content is correct and then notify 1st NET by e-mail that the Content on the proof NO FEAR Web Site has been approved for posting live to the Internet.

               3.3.4 Once 1st NET is notified that the proof NO FEAR Web Site has been approved, the proof NO FEAR Web Site will be promptly brought up as the live NO FEAR Web Site on the Internet.

        3.4 INVENTORY CONTROL. 1st NET will endeavor to maintain an accurate running inventory count on the NO FEAR Web Site.

               3.4.1 1st NET will process ongoing adjustments to the inventory of NO FEAR Web Products and back order status information as it is received from NO FEAR for each NO FEAR Web Product offered on the NO FEAR Web Site throughout the term of this Agreement. The data will be provided to 1st NET in such format and on such basis as mutually agreed upon between NO FEAR and 1st NET.

               3.4.2 Provided that NO FEAR supplies 1st NET with accurate inventory information, 1st NET will endeavor to maintain an accurate running inventory of the NO FEAR Web Products on the NO FEAR Web Site and notify interested prospective Purchasers when a NO FEAR Web Product, size or color is out of stock, discontinued or backordered. 1st NET will also endeavor to inform potential Purchasers if out of inventory NO FEAR Web Products have been reordered and if so, when they are expected to be back in inventory.

               3.4.3 The parties will use their reasonable efforts to avoid Purchaser disappointment resulting from accepting orders for the NO FEAR Web Products which are not available or without notifying the Purchaser at the time the order is placed, that delivery will be delayed.

        3.5 ORDER ACCEPTANCE. 1st NET will accept on-line electronic orders from Purchasers for NO FEAR Web Products placed through the NO FEAR Web Site for delivery within the United States. 1st NET may not accept orders for delivery outside the United States without NO FEAR's prior written consent.



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

               3.5.1 When a Purchaser desires to order the NO FEAR Web Products offered on the NO FEAR Web Site, 1st NET will collect the product identification, size, color and other required product information from the Purchaser and verify that the desired NO FEAR Web Products are in inventory.

               3.5.2 If the desired NO FEAR Web Products are in inventory, 1st NET will request and collect the required Purchaser delivery and credit card information, determine the total amount of the purchase price, including shipping, handling and applicable taxes, then electronically verify that the Purchaser's credit card account is valid and obtain the credit card company's authorization to charge the total cost of the purchase to the Purchaser's account.

               3.5.3 Once the NO FEAR Web Product inventory and Purchaser credit card status have been verified, 1st NET will accept the Purchaser's order on behalf of NO FEAR.

        3.6 PRODUCT ORDER AND SHIPPING INFORMATION. As orders for NO FEAR Web Products are received and accepted through the NO FEAR Web Site, 1st NET will electronically provide NO FEAR's warehouse and shipping facility with order information. NO FEAR will use its reasonable efforts to ship NO FEAR Web Products which are available within a reasonably prompt period after the order is accepted and provide 1st NET with electronic confirmation of each NO FEAR Web Product shipment, together with the common carrier's shipment tracking number.

        3.7 CHARGING CREDIT CARDS AND NOTIFYING PURCHASERS. As 1st NET receives notification of NO FEAR Web Product shipments from NO FEAR, 1st NET will promptly charge each Purchaser's credit card account for the total purchase price of the NO FEAR Web Products shipped, and will notify each Purchaser by e-mail within one (1) business day after receiving such notification from NO FEAR, that his or her account has been charged, and provide them with the shipment tracking number.

               3.7.1 All credit card charges will be made through or under NO FEAR's merchant accounts. 1st NET will be acting as NO FEAR's authorized agent in charging each Purchaser's credit card on behalf of NO FEAR. 1st NET will only use NO FEAR's merchant accounts to charge purchases of NO FEAR Web Products made through the NO FEAR Web Site.

               3.7.2 1st NET will charge each Purchaser's credit card account for the purchase price of the NO FEAR Web Products shipped by NO FEAR, together with applicable taxes, shipping and handling charges, within one (1) business day after receiving electronic notification from NO FEAR that the Purchaser's NO FEAR Web Product order has been shipped. The purchase price of NO FEAR Web Products which are backordered will not be charged to Purchaser's credit card until they are actually shipped.

               3.7.3 If for any reason NO FEAR makes a partial shipment of a Purchaser's order, 1st NET will notify the Purchaser of the NO FEAR Web Products shipped, the NO FEAR Web Products that are backordered or discontinued, and the adjusted amount charged to the Purchaser's credit card account for the partial shipment.

               3.7.4 When 1st NET receives the confirmation of delivery information from the carrier, 1st NET will notify the Purchaser that the carrier has confirmed delivery.

               3.7.5 1st NET will also provide the Purchaser with an electronic means of canceling any orders that are not shipped within thirty days after the order is placed.



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

               3.7.6 The parties will use their reasonable efforts to keep each Purchaser fully informed of the status of each order and shipment.

        3.8 PURCHASER COMMUNICATIONS. 1st NET will provide and maintain a Purchaser comment and service request e-mail template on the NO FEAR Web Site, and will promptly forward all Purchaser comments and service requests to NO FEAR for action and response. 1st NET will route NO FEAR's responsive e-mail messages back to the Purchaser if requested.

4.0 NO FEAR OBLIGATIONS AND COMMITMENTS. NO FEAR understands that the Internet is a new and rapidly evolving marketing channel. The long-term success of the NO FEAR Web Site and NO FEAR's e-commerce venture will require continuing close cooperation between NO FEAR and 1st NET throughout the term of this Agreement. NO FEAR will use its reasonable efforts to supports its e-commerce presence on the Internet.

        4.1 [*]


               4.1.1 Commissions shall be payable on the twentieth (20th) day of each month for NO FEAR Net Sales of NO FEAR Web Products shipped during the preceding month, and shall be accompanied by a statement which sets forth the gross sales of NO FEAR Web Products, an itemization of deductions therefrom in arriving at the amount of the NO FEAR Net Sales, and the rate(s) used in calculating the amount of the commission. If 1st NET does not receive the commissions due on the 20th day of a month by the 30th day of such month (the "Late Commissions"), 1st NET shall give written notice (the "LC Notice") to NO FEAR that the Late Commissions have not been received by 1st NET. If 1st NET does not receive the Late Commissions within thirty (30) days after the LC Notice has been received by NO FEAR, then, in addition to any other remedies that 1st NET may have under applicable law, 1st NET shall have the right to cease providing the services necessary for the NO FEAR Web Site to be accessible to Internet users.

               4.1.2 In the event of a termination of this Agreement under Sections 12.1, 12.3 or 12.4 hereof, NO FEAR shall continue to pay to 1st NET commissions in accordance with this Section 4.1 on NO FEAR Net Sales pursuant to orders for NO FEAR Web Site which were accepted by 1st NET and submitted to NO FEAR prior to the effective termination date of this Agreement and which are shipped by NO FEAR on or after the effective termination date.

               4.1.3 [*]



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

        4.2 PRODUCT AVAILABILITY AND INFORMATION. NO FEAR shall determine which styles of its products will be made available for purchase over the Internet through the NO FEAR Web Site developed and maintained by 1st NET. The determination by NO FEAR of the NO FEAR Web Products available for purchase through the NO FEAR Web Site will be sufficiently broad to give a reasonable prospect for NO FEAR Net Sales of at least $1,000,000, $2,000,000 and $3,000,000 during the Initial Period, the 12 month period following the Initial Period, and second 12 month period following the Initial Period, respectively.

               4.2.1 NO FEAR will provide 1st NET with marketing oriented information, descriptions, prices and illustrations for each of the NO FEAR Web Products as they are made available to the public. NO FEAR will also provide additional selected text and graphic material to add visual interest to the NO FEAR Web Site on an ongoing basis.

               4.2.2 All of the text and graphic information provided by NO FEAR will be in such format as mutually agreed upon. Initially, graphic images will be provided only in GIF or in JPEG formats. 1st NET may designate additional or alternative data formats from time to time as the technology utilized in the development and maintenance of the NO FEAR Web Site evolves.

        4.3 TERMS OF SALE AND WARRANTY INFORMATION. In addition to the marketing oriented information described above, NO FEAR will provide 1st NET with its complete terms and conditions of sale, including any warranty, exchange, return and other customer service policies and procedures for inclusion on the NO FEAR Web Site as required by law.

        4.4 ADVERTISING THE WEB SITE. NO FEAR will use its reasonable efforts to advertise the NO FEAR Web Site through NO FEAR's advertising channels in a manner which will increase the exposure of the NO FEAR Web Site to potential Internet users and which is consistent with NO FEAR's financial resources and business needs.

               4.4.1 NO FEAR will include the URL of the NO FEAR Web Site and an invitation to visit the NO FEAR Web Site in such of its print, electronic and other advertising as it determines.

               4.4.2 The advertising of the NO FEAR Web Site will be phased in an existing inventories of hang tags and other marketing materials are used.

        4.5 MAINTAIN AND RESERVE INVENTORY. Since accepting orders for NO FEAR Web Products which are not available is likely to cause Purchaser frustration and ill will, and because it will impose substantial overhead costs for Purchaser notification and follow-up, NO FEAR shall provide 1st NET with ongoing NO FEAR Web Product inventory information.

               4.5.1 NO FEAR will provide 1st NET with direct electronic access to applicable information regarding the NO FEAR Web Products in NO FEAR's inventory control system in order to enable 1st NET to continually update the NO FEAR Web Product inventory information on the NO FEAR Web Site.

               4.5.2 NO FEAR will provide 1st NET with information about anticipated inventory shortages, NO FEAR Web Product phase outs, and new NO FEAR Web Product announcements in a reasonably prompt manner so that NO FEAR Web Products which are not available can be removed from the NO FEAR Web Site, anticipated date of re-supply can be posted when the NO FEAR Web Products are backordered, and new NO FEAR Web Products can be promptly added to the NO FEAR Web Site as soon as they become available.



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

        4.6 PROMPT PRODUCT DELIVERY. NO FEAR will use its reasonable efforts to fill all orders for NO FEAR Web Products submitted to NO FEAR through the NO FEAR Web Site promptly and to ensure that the correct NO FEAR Web Products and quantities are shipped to the designated delivery address.

        4.7 SHIPPING INFORMATION. NO FEAR will promptly provide 1st NET with electronic notice when each Purchaser order is shipped by NO FEAR, including the date of shipment, the common carrier used, and the carrier's tracking number, so that 1st NET can (i) conclude the Purchaser charge process, (ii) notify the Purchaser that the NO FEAR Web Products have been shipped, and (iii) provide the Purchaser with the carrier's tracking number.

        4.8 PURCHASE SUPPORT SERVICES. NO FEAR will provide reasonable Purchaser support services and facilities to handle complaints by Purchasers, NO FEAR Web Product returns, Purchaser refunds, and other Purchaser service requests.

        4.9 NO FEAR APPROVALS. Requests for approvals required to be obtained from NO FEAR pursuant to this Agreement shall be sent to Eric Baker or such other person as may be designated by NO FEAR in writing to 1st NET.

5.0 SALE OF 1ST NET PRODUCTS AND THIRD PARTY ADVERTISING; PAYMENT OF COMMISSIONS; ISSUANCE OF 1ST NET-NO FEAR WARRANTS.

        5.1 SALE OF OTHER PRODUCTS AND SERVICES. In the event that 1st NET desires to (i) have 1st NET Products sold through the NO FEAR Web Site or a NO FEAR Web Browser, or (ii) have 3P Advertising placed on the NO FEAR Web Site, 1st NET shall make a detailed written proposal to NO FEAR and shall obtain NO FEAR's prior written approval before selling the 1st NET Products through the NO FEAR Web Site or a NO FEAR Web Browser, or permitting 3P Advertising to be placed on the NO FEAR Web Site. 1st NET shall be fully responsible for all aspects of selling and fulfilling the sale of 1st NET Products sold through the NO FEAR Web Site or a NO FEAR Web Browser, and for placement of 3P Advertising on the NO FEAR Web Site.

        5.2 [This portion of the Agreement has been omitted and filed separately with the Securities and Exchange Commission.]

        5.3 GRANT OF 1ST NET-NO FEAR WARRANTS. As material consideration for NO FEAR entering into this Agreement, concurrent with the execution of this Agreement, 1st NET and NO FEAR



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

shall enter into a Warrant Agreement, the form of which is attached hereto, pursuant to which 1st NET shall issue warrants to NO FEAR (the "1st NET-NO FEAR Warrants") to purchase 75,000 shares of the common stock of 1st NET at $3.50 per share. The 1st NET-NO FEAR Warrants shall expire on the earlier of (i) March 31, 2001, or (ii) immediately following the date of the public offering on 1st NET's common stock, provided, however, that the expiration date shall not be prior to April 1, 2000. 1st NET agrees, without cost to NO FEAR, to have the shares of the common stock of 1st NET which were issued to NO FEAR upon exercise of the 1st NET-NO FEAR Warrants, or which will be issued to NO FEAR upon exercise of the 1st NET-NO FEAR Warrants, registered as part of the public offering of 1st NET's common stock with the view that such shares of 1st NET's common stock shall be freely tradable by NO FEAR.

6.0     OWNERSHIP OF COPYRIGHTS AND MATERIALS.

        6.1 OWNERSHIP OF COPYRIGHTS. The NO FEAR Web Site and e-commerce capability developed by 1st NET under this Agreement may contain copyrighted materials provided by NO FEAR or licensed from one or more third parties in addition to original materials developed by 1st NET. It may also contain NO FEAR or third party materials that have been modified by 1st NET. As a result, the copyrights and derivative copyrights in the Code used to develop the Web Pages and the NO FEAR Web Site may belong to a combination of 1st NET, NO FEAR, and/or other third parties.

               6.1.1 1st NET assumes the responsibility for obtaining any third party copyright licenses that may be required to use the materials for 1st NET employs in the NO FEAR Web Site and its constituent Web Pages unless those materials are specified or supplied by NO FEAR. When 1st NET obtains a license to use copyrighted material on the NO FEAR Web Site, 1st NET will inform NO FEAR in writing that such material is licensed from third parties and of the terms and scope of the license. NO FEAR shall abide by the terms of any such third party license, and shall not knowingly allow the use of the licensed materials beyond the scope of the license obtained by 1st NET without first obtaining any required supplemental licenses from the copyright owners.

               6.1.2 NO FEAR assumes the responsibility for obtaining any copyright authorizations that may be required to use the materials specified or supplied by NO FEAR to 1st NET for inclusion in the NO FEAR Web Site.

        6.2 1ST NET'S ORIGINAL CONTRIBUTIONS. Except as provided in Section 6.3, the copyrights in 1st NET's original contributions to the Internet marketing and e-commerce plan, the code, or any other copyrightable material developed by 1st NET, excluding therefrom any materials in which NO FEAR has copyrights, trademarks, or other intellectual property rights, shall belong to 1st NET from the moment the materials are created, and NO FEAR shall have no right to copy, use or display those materials except as provided in this Agreement. The copyrights in any materials that were not developed by 1st NET shall remain with the copyright owner of them.

        6.3 TRANSFER OF RIGHTS TO NO FEAR. Except as provided in the next sentence, on the Start Date, 1st NET hereby assigns and transfers all of its right, title and interests in the NO FEAR Web Site to NO FEAR, including any copyrights it owns in the Deliverables, the Internet marketing and e-commerce plan, and the NO FEAR Web Site and its constituent Web Pages. This assignment shall not include (i) any copyrights that belong to a third party, but will include all of 1st NET's interest in the derivative copyrights of any preexisting materials owned by a third party that 1st NET modifies or transforms for use in connection with the NO FEAR Web Site, unless those rights are required to be assigned to the third party licensor under the terms of the license to the underlying work, (ii) any copyrights, trademarks or other intellectual property rights that were developed by 1st NET prior to the date of this Agreement and which are owned by 1st NET, (iii) any proprietary



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technology developed by 1st NET on or after the date of this Agreement which is used in connection with NO FEAR Web Site but is not unique to the NO FEAR Web Site or the Deliverables, and (iv) any copyrights, trademarks or other intellectual property rights that are developed using the collaborative efforts of NO FEAR and 1st NET and are jointly owned by NO FEAR and 1st NET (collectively, the "Nonassigned Rights"). On the Start Date, with respect to the Nonassigned Rights described in items (i), (ii) and (iii) above, 1st NET hereby grants to NO FEAR a non-exclusive royalty-free license in perpetuity to use the Nonassigned Rights in connection with the NO FEAR Web Site. With respect to the Nonassigned Rights described in item (iv) above, each of NO FEAR and 1st NET shall have the non-exclusive right to use such jointly owned Nonassigned Rights.

               6.3.1 Within thirty (30) days after the Start Date, 1st NET will execute a formal written assignment to NO FEAR of all of 1st NET's right, title and interests in the NO FEAR Web Site, including any copyrights in the Deliverables, the Internet marketing and e-commerce plan, and the NO FEAR Web Site and its constituent Web Pages developed by 1st NET.

               6.3.2 If the Web Site developed by 1st NET for NO FEAR pursuant to this Agreement is not accepted by NO FEAR, and there is no Start Date, 1st NET shall retain ownership of its copyrights, and NO FEAR shall have no right to copy, use, display or modify the Internet marketing and e-commerce plan, the Web Site or its constituent Web Pages developed by 1st NET.

        6.4 NO FEAR'S COPYRIGHTS. NO FEAR's copyrights, trademarks or other intellectual property rights in Content provided by NO FEAR, or any other material developed by NO FEAR, shall belong to NO FEAR and 1st NET shall have no right to copy, use or display such Content or materials except for the purpose of developing and maintaining the NO FEAR Web Site.

7.0 DATA SECURITY CONSIDERATIONS. 1st NET will initially use the Microsoft Internet Security Framework for transactional security when collecting order and credit card information from Purchasers and transmitting data and instructions to banking institutions. Provided that 1st NET uses the Microsoft Internet Security Framework or another industry standard security system approved by NO FEAR, 1st NET shall have no responsibility or liability for any failures or inadequacies of the security system employed.

8.0     WARRANTY AND DISCLAIMER OF LIABILITY.

        8.1 FUNCTIONALITY. 1st NET warrants that the NO FEAR Web Site and its constituent Web Pages developed by 1st NET will provide the basic functionality described in this Agreement. If a material nonconformity appears or is discovered during the term of this Agreement and NO FEAR communicates this fact with details to 1st NET in writing, 1st NET will use its reasonable efforts to correct the non-conforming functionality within a reasonable time as NO FEAR's sole and exclusive remedy.

        8.2 WARRANTY EXCLUSIONS. 1st NET does not warrant that the NO FEAR Web Site will meet NO FEAR's needs, the performance of data communication lines accessing the Web Server, the Internet, the Web Server itself, nor the performance of any aspect of the NO FEAR Web Site or its constituent Web Pages that are not under 1st NET's direct control. Without limiting the generality of the foregoing, 1st NET is not responsible for problems in the interaction of the Web Pages with Web Browsers or versions of Web Browsers that the NO FEAR Web Site was not designed for. NO



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WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.
This is a commercial and not personal or family transaction.

9.0     WARRANTY OF TITLE, NON-VIOLATION OF LAW, AND INDEMNIFICATION BY NO FEAR.

        9.1 NO FEAR WARRANTIES. NO FEAR warrants, to its knowledge, that any materials NO FEAR specifies and the Content it provides to 1st NET for use or inclusion in the NO FEAR Web Site or the constituent Web Pages under this Agreement will not infringe any patent, copyright, trademark or trade secret of another within the United States, and will not violate any right of publicity or privacy, be libelous or obscene, nor will any information, recipe, formula or instruction contained in the materials be injurious to others within the United States.

        9.2 NO FEAR INDEMNIFICATION. NO FEAR shall defend, indemnify and hold 1st NET harmless against any claims based on an allegation that (i) any materials specified or Content provided by NO FEAR to 1st NET, except to the extent that 1st NET or any 1st NET Subcontractor has modified such materials or Content, or (ii) any NO FEAR p or information provided or sold using the e-commerce facilities of the NO FEAR Web Site violates any warranty in Section 8.1

        9.3 INDEMNIFICATION LIMITATIONS. NO FEAR shall have no liability under this indemnity to the extent that any infringement or other injury is established to have resulted from the use of materials, Content, or information specified or provided by 1st NET, any material, Content, or enhancement, improvement or development of the NO FEAR Web Site and its constituent Web Pages performed by 1st NET or any 1st NET Subcontractor. NO FEAR's only liability hereunder shall be for that portion of an infringement or injury caused by NO FEAR, but not for any infringement or injury caused by 1st NET or others.

        9.4 NOTICE OF CLAIMS. 1st NET shall promptly notify NO FEAR when it learns of the existence of any claim, demand, or other matter to which NO Fear's indemnification obligations may apply, and shall allow NO FEAR to defend the same at its own expense and with counsel of its own selection. 1st NET shall at all times also have the right to fully participate in the defense at its own expense. If the claim is one that cannot by its nature be defended solely by NO FEAR, then 1st NET shall make available all information and assistance that NO FEAR may reasonably request at NO FEAR's expense. Subject to NO FEAR's indemnification obligations to 1st NET as set forth in Section 9.2 hereof, NO FEAR shall have the absolute right to settle any claim, demand or other matter on such terms as it shall determine.

        9.5 POSSIBLE ACTIONS. Should any materials specified or Content provided by NO FEAR to 1st NET for use in the NO FEAR Web Site or constituent Web Pages, or any NO FEAR Web Product or information provided or sold through the NO FEAR Web Site become or, in NO FEAR's opinion, be likely to become the subject of a claim of infringement of a patent, trademark, trade secret or copyright, or that they are likely to become the basis of a claim alleging the violation of the right of publicity or privacy, that the material is libelous or obscene, that it was injurious to others, or otherwise violates an applicable law, rule or regulation NO FEAR may:

               9.5.1 If possible, procure for itself, at no cost to 1st NET, the right to continue to use, display or provide the materials in question;



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

               9.5.2 Request 1st NET's assistance, which will be provided by 1st NET without cost, with the replacement or modification of the NO FEAR Web Site or constituent Web Pages to correct or eliminate the potential problem; or

               9.5.3 Request 1st NET's assistance, which will be provided by 1st NET without cost, with the removal of the offending material from the NO FEAR Web Site or discontinuance of the sale or distribution of any NO FEAR Web Products or information offered on the NO FEAR Web Site.

10.0 WARRANTY OF TITLE, NON-VIOLATION OF LAW, AND INDEMNIFICATION BY 1ST NET.

        10.1 1ST NET WARRANTIES. 1st NET warrants that, except for materials that are specified or Content that is provided to 1st NET by NO FEAR, the Code employed by 1st NET in the NO FEAR Web Site and its constituent Web Pages, and any materials provided by 1st NET or any 1st NET Subcontractor for use or inclusion in the NO FEAR Web Site and its constituent Web Pages, will not infringe any patent, copyright, trademark or trade secret of another within the United States, and will not violate any right of publicity or privacy, be libelous or obscene, nor will any information, recipe, formula or instruction contained in the materials be injurious to others within the United States.

        10.2 1ST NET INDEMNIFICATION. 1st NET shall defend, indemnify and hold NO FEAR harmless against any claims based on an allegations that any materials developed or supplied by 1st NET, or supplied by NO FEAR and modified by 1st NET or by any 1st NET Subcontractor, infringe any patent, copyright, trademark or trade secrets belonging to a third party and from any claims alleging a violation of the right of publicity or privacy, that the material is libelous or obscene, or that it was injurious to others.

        10.3 INDEMNIFICATION LIMITATIONS. 1st NET shall have no liability under this indemnity to the extent that any infringement or other injury is established to have resulted from the use of materials, Content or information specified or provided by NO FEAR, any material, Content or information not supplied or modified by 1st NET or by any 1st NET Subcontractor, or from any material modification, editing, revision, enhancement, improvement or development of the NO FEAR Web Site and its constituent Web Pages not actually performed by 1st NET or by any 1st NET Subcontractor. 1st NET's only liability hereunder shall be for that portion of an infringement or injury caused by 1st NET or by any 1st NET Subcontractor, but not for any infringement or injury caused by NO FEAR or other third parties other than 1st NET Subcontractors.

        10.4 NOTICE OF CLAIMS. NO FEAR shall promptly notify 1st NET of the existence of any claim, demand or other matter to which 1st NET's indemnification obligations may apply, and shall allow 1st NET to defend the same at its own expense and with counsel of its own selection. NO FEAR shall at all times also have the right to fully participate in the defense at its own expense. If the claim is one that cannot by its nature be defended solely by 1st NET, then NO FEAR shall make available all information and assistance that 1st NET may reasonably request at 1st NET's expense. 1st NET agrees that it shall have no authority to settle any claim, demand or other matter which may in any manner affect NO FEAR's trademarks or other intellectual property rights without NO FEAR's prior written consent.

        10.5 POSSIBLE ACTIONS. Should any components of the NO FEAR Web Site or constituent Web Pages, for which 1st NET is responsible, become, or in 1st NET's opinion, be likely to become, the subject of a claim of infringement of a patent, trademark, trade secret or copyright, or that they are likely to become the basis of a claim alleging the violation of the right of publicity or privacy, that the material is libelous or obscene, or that they were injurious to others, 1st NET may do any one of the following at 1st NET's option:

               10.5.1 Procure for NO FEAR, at no cost to NO FEAR, the right to continue to use the NO FEAR Web Site or constituent Web Pages;

               10.5.2 Replace or modify the NO FEAR Web Site or constituent Web Pages, at no cost to NO FEAR, to correct or eliminate the potential problem, provided that the same function is performed by the replacement of NO FEAR Web Site or constituent Web Pages;

               10.5.3 Or if the right to continue using the material cannot be obtained or the material cannot be replaced or modified at reasonable cost, remove, at no cost to NO FEAR, the offending material from the NO FEAR Web Site.

11.0    REMOVAL OF DISPUTED MATERIAL.

        11.1 FORWARDING OF COMPLAINTS. In the event that 1st NET receives a written complaint alleging that any aspect of the NO FEAR Web Site, its constituent Web Pages, the NO FEAR Web Products, the 1st NET Products, 3P Advertising or information distributed through the NO FEAR Web Site is injurious to another, infringes or otherwise violates any third parties' right, or any law or regulation, 1st NET will promptly forward a copy of the complaint to NO FEAR. If NO FEAR receives such a complaint, it will promptly forward a copy of the complaint to 1st NET.

        11.2 RIGHTS TO REMOVE DISPUTED MATERIAL. Either NO FEAR or 1st NET shall have the right to remove, or require 1st NET to remove, any disputed material from the NO FEAR Web Site, or cease selling or distributing any products, advertising or information through the NO FEAR Web Site pending the resolution of any dispute over the Content of the NO FEAR Web Site or the NO FEAR Web Products or information. The removal may take place at any time after the party initiating the removal has received or given notice of a written complaint. The party initiating the removal of disputed material, products, advertising or information shall promptly notify the other party of its action. Neither party shall have any liability to the other for the removal of any material from the NO FEAR Web Site under the provisions of this Section 11.2. In the event that 1st NET shall desire to exercise its right to remove disputed material from the NO FEAR Web Site, 1st NET shall first notify NO FEAR in writing that it desires to remove disputed material from the NO FEAR Web Site, which notice shall describe the disputed material and specify the reasons for such proposed removal. If, within ten (10) days after receipt of such notice, NO FEAR notifies 1st NET in writing that it has determined that such disputed material should not be removed, and agrees to indemnify 1st NET against any liability arising from such determination, 1st NET shall not remove the disputed material.

12.0    TERM AND TERMINATION.

        12.1 TERM. This Agreement shall begin and become effective from April 1, 1999 and shall continue for an initial term of thirty-six (36) months after the month which includes the Start Date. Thereafter, the Agreement will automatically be renewed for successive twelve (12) month terms unless one party notifies the other three (3) months prior to any renewal term that it desires to terminate this Agreement.

        12.2 LATE START DATE. If the Start Date does not occur by September 1, 1999 for any reason, each party shall have the right to immediately terminate this Agreement by giving the other party written notice of its election to terminate this Agreement.

        12.3 DISCRETIONARY TERMINATION. Notwithstanding the normal term of this Agreement set forth in Section 12.1, within thirty (30) days after the end of the Initial Period, each party shall have the right to terminate this Agreement for any reason by giving the other party written notice of its election to terminate this Agreement, which notice shall specify the effective termination date which shall be at least thirty (30) days after the date of such written notice.

        12.4 TERMINATION UPON MATERIAL BREACH. Notwithstanding the normal term of this Agreement set forth in Section 12.1, either party shall have the right to terminate this Agreement if the other party defaults in any of its material obligations under this Agreement, unless within thirty (30) days after written notice of such default the other party remedies the default.

        12.5 LIABILITY LIMITATIONS. Neither party to this Agreement shall be liable by reason of the termination of this Agreement to the other for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, notwithstanding any law to the contrary.

13.0    CONFIDENTIALITY.

        13.1 NO FEAR CONFIDENTIAL INFORMATION. This Agreement, any confidential NO FEAR business information provided to 1st NET in writing that is clearly marked confidential at the time of disclosure, and the pricing, terms and conditions under which 1st NET is willing to provide its services under this Agreement, shall be kept confidential for a period of two (2) years following the termination of this Agreement.

        13.2 PURCHASER DATA. During the course of its performance under this Agreement, 1st NET will collect data and information about Purchasers visiting the NO FEAR Web Site, and shall provide such data and information to NO FEAR, and make such data and information accessible to NO FEAR on a current basis. The privacy of individual Purchaser will be maintained in accordance with the privacy policies set forth on the NO FEAR Web Site. 1st NET will also be free to retain, evaluate and freely utilize such data and information for its own purposes.

        13.3 EXCLUSIONS. Confidential information shall not include any information which is already known to the recipient at the time of disclosure through lawful channels of communication; or is or becomes publicly known through no wrongful act of the recipient; or is rightfully received from a third party without a similar restriction and without breach of this Agreement; or is independently developed by the recipient without breach of this Agreement; or is furnished to a third party by the disclosing party without a similar restriction on the third parties' rights; or is approved for release by written authorization of the disclosing party.

14.0    GENERAL CONDITIONS.

        14.1 RELATIONSHIP OF THE PARTIES. No party hereto is an agent or representative of the other, and no party shall be liable for or bound by any representation, act or omission whatsoever of the other party. This Agreement shall in no way constitute the parties hereto, partners or joint venturers. This Agreement is not for the benefit of any third party.

        14.2 FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers or contractors, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

        14.3 NOTICES. All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged, (ii) one (1) business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (iii) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service or the official governmental postal service in the Territory, as the case may be, and sent by registered or certified mail (or its equivalent in the Territory), postage prepaid, addressed as follows:

        If to NO FEAR:                       If to 1st NET:

        2251 Faraday Avenue                  11423 West Bernardo Court
        Carlsbad, California  92008          San Diego, California  92127
        Attention:  Calvin Lau               Attention:  Gregory D. Writer, Jr.
        Fax:   (760) 931-0391                Fax:  (619) 674-4443

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

        14.4 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        14.5 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective heirs, successors and assigns.

        14.6 TITLE AND CAPTIONS. Section headings are for convenience only and shall not be considered in the interpretation of this Agreement.

        14.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. The parties additionally acknowledge and agree that this Agreement may be executed and delivered by facsimile. At such time as each of the parties has a facsimile copy of this Agreement, and/or counterparts thereof, containing the signatures of all of the parties, this Agreement shall be treated as having been fully executed and delivered for all purposes.

        14.8 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by both parties to this Agreement.

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        14.9 GOVERNING LAW. This Agreement shall in all respects be interpreted, construed in accordance with, and governed by the internal laws of the State of California, without regard to the rules of conflict of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

1ST NET TECHNOLOGIES, INC.                   NO FEAR, INC.
a Colorado corporation                       a California corporation



By: /s/ GREGORY D. WRITERS, JR.              By: /s/ MARK SIMO
   --------------------------------             --------------------------------
   Gregory D. Writers, Jr.                      Mark Simo,
   Chief Executive Officer                      Chief Executive Officer